Exhibit 10.17
CAMDEN NATIONAL CORPORATION

AMENDED AND RESTATED
LONG-TERM PERFOMANCE SHARE PLAN

1.      Purpose.  This Plan is intended to create incentives for certain executive officers of the Company to allow the Company to attract and retain in its employ persons who will contribute to the future success of the Company.  It is further the intent of the Company that Awards made under this Plan will be used to achieve the twin goals of (i) aligning executive incentive compensation with increases in stockholder value and (ii) using equity compensation as a tool to retain key employees.  This Plan shall be a sub-plan of the Stock Option Plan and any Shares awarded under this Plan shall reduce the number of Shares available for use under the Stock Option Plan.

2.      Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth below:

2.1          "Award" shall mean, for any Participant, the actual payment in Shares at the end of a Long-Term Performance Period.

2.2          "Board" shall mean the Board of Directors of the Company.

2.3          "Change of Control" shall mean the occurrence of any one of the following events:

(a)              any "Person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Board ("Voting Securities") (in such case other than as a result of an acquisition of securities directly from the Company); or

(b)              persons who, as of the Effective Date, constitute the Board (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by either (i) a vote of at least a majority of the Incumbent Directors or (ii) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c)              the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or

(d)              the approval by the stockholders of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (a).

2.4          "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.5          "Committee" shall mean those members of the Compensation Committee of the Board who are "outside directors" and "non-employee directors" as such terms are defined under the Code, applicable regulations and Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, respectively.

2.6          "Company" shall mean Camden National Corporation.

2.7          "Effective Date" shall mean, with respect to this amendment and restatement of the Plan, January 1, 2009, and with respect to the original Plan, January 1, 2005 (amendments to the Plan shall be effective as indicated therein).

2.8          "Efficiency Ratio "or "ER”  for a Long-Term Performance Period shall mean the Company's non-interest expense divided by the Company's revenues (i.e., the Company's fully tax equivalent net interest income and non-interest income) during such Long-Term Performance Period.  Non-interest expense and non-interest income shall exclude material non recurring events and security gains and losses.

2.9          "Fiscal Year" shall mean the fiscal year of the Company, which is the 12- month period ending December 31 of each year.

2.10                     "Long-Term Performance Period" shall mean a period of three consecutive Fiscal Years beginning on the January 1 of the first year of such Long-Term Performance Period.  A Long-Term Performance Period shall terminate prior to the expiration of three consecutive Fiscal Years to the extent required pursuant to Section 6.3 hereof.

2.11                     "Participant" shall mean an executive officer of the Company designated by the Committee pursuant to Section 4 to participate in the Plan with respect to a Long-Term Performance Period.

2.12                     "Performance Measures" for any Long-Term Performance Period shall mean:

(a)              For Long-Term Performance Periods beginning prior to 2007: Return on Average Equity, and Tangible Book Value Per Diluted Share.

(b)              For the Long-Term Performance Period beginning on January 1, 2007: Revenue Growth and Efficiency Ratio.

(c)              For Long-Term Performance Periods beginning after 2009: Efficiency Ratio, Return on Average Equity, Revenue Growth and/or Tangible Book Value Per Diluted Share, as determined by the Committee in its discretion.

2.13                     "Plan" shall mean the Camden National Corporation Amended and Restated Long-Term Performance Share Plan, as amended from time to time.

2.14                     "Retirement” shall mean an employee's bona fide retirement from the Company provided that at the time of such retirement (a) such employee is in good standing, and (b) has attained age 55 with at least 10 years of employment with the Company or has attained age 65 with at least five years of employment with the Company.

2.15                     "Return on Average Equity " or "ROAE " for a Long-Term Performance Period shall mean (i) the Company's net income after taxes for each Fiscal Year during such Long-Term Performance Period, divided by (ii) the Company's average equity during such Long-Tern Performance Period, in each case as reported in the Company's annual reports on Form 10-K for the Fiscal Years included in such Long-Term Performance Period.

2.16                     "Revenue Growth" or “Compound Annual Growth Rate" or "CAGR” for a Long-Term Performance Period shall mean the compound annual growth rate of the Company's revenues (i.e., the Company's fully tax equivalent net interest income and non-interest income) over the Long-Term Performance Period compared to peer group performance as further defined in Exhibit A.  Non-interest income shall exclude material non recurring events and security gains and losses.

2.17                     "Share" shall mean a share of common stock, no par value, of the Company.

2.18                     "Stock Option Plan" shall mean the Camden National Corporation 2003 Stock Option and Incentive Plan.

2.19                     "Tangible Book Value Per Diluted Share or "TBV" for a Long-Term Performance Period shall mean the Company's tangible book value per diluted share as of the end of such Long-Tern Performance Period, calculated by dividing (i) the Company's tangible book value (i.e., total assets less total liabilities, less goodwill, and less core deposit intangibles) as of the end of such Long-Term Performance Period (ii) by the total amount of common shares outstanding on a fully diluted basis as of the end of such Long-Term Performance Period, in each case as reported in the Company's annual report on Form 10-K for the year that ends simultaneously with (or that includes the last day of) such Long-Term Performance Period.

2.20                     "Target Award” shall mean, for any Participant, a percentage of his or her base salary at the beginning of the Long-Term Performance Period.

2.21                     "Termination Event" shall mean, for any Participant, termination of such Participant's employment with the Company either (a) by the Company for any reason other than Cause or (b) by the Participant for Good Reason. "Cause" means a vote of the Board resolving that the Participant should be dismissed as a result of (i) the commission of any act by a grantee constituting financial dishonesty against the Company (which act would be chargeable as a crime under applicable law); (ii) a Participant's engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (A) materially adversely affect the business or the reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom it does or might do business; or (B) expose the Company to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by a Participant to follow the directives of the Company's chief executive officer or Board or (iv) any material misconduct, violation of the Company's policies, or willful and deliberate non-performance of duty by the participant in connection with the business affairs of the Company. "Good Reason" means the occurrence of any of the following events: (i) a substantial adverse change in the nature or scope of the Participant's responsibilities, authorities, powers, functions or duties; (ii) a substantial reduction in the Participant's annual base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; or (iii) the relocation of the offices at which the Participant is principally employed to a location more than 50 miles from such offices.

3.      Administration.  The Committee shall have sole discretionary power to interpret the provisions of this Plan, to administer and make all decisions and exercise all rights of the Company with respect to this Plan.  The Committee shall have final authority to apply the provisions of the Plan and determine, in its sole discretion, the amount of the Awards to be paid to Participants hereunder and shall also have the exclusive discretionary authority to make all other determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to benefits hereunder and the amount of benefits to be paid pursuant to the Plan.  The Committee's exercise of this discretionary authority shall at all times be in accordance with the terms of the Plan and shall be entitled to deference upon review by any court, agency or other entity empowered to review its decision, and shall be enforced, provided that it is not arbitrary, capricious or fraudulent.

4.      Eligibility.  For each Long-Term Performance Period, the Committee in its discretion shall select those executive officers who shall be Participants.  The selection of an individual to be a Participant in any one Long-Term Performance Period does not entitle the individual to be a Participant in any other Long-Term Performance Period.  A newly hired executive may be eligible to become a Participant if he or she is hired prior to the first day of a Long-Term Performance Period.  Subject to Section 7 hereof, any Participant who is not a Participant at the beginning of the Long-Term Performance Period and therefore does not participate for the entire Long-Term Performance Period, including a newly hired or promoted Participant, shall receive a pro-rated Target Award based on his period of participation.

5.      Performance Measures and Awards.

5.1          Performance Measures. Within the first 180 days of a Long-Term Performance Period, the Committee shall establish the performance share matrix with the Performance Measures for the Long-Term Performance Period. The established matrix shall be set forth in Exhibit A.

5.2          Granting of Awards. The Committee shall assign each Participant a Target Award for the Long-Term Performance Period.

5.3          Nature of Awards. The Target Awards granted under this Plan shall be used solely as a device for the measurement and determination of Awards that may potentially be made to each Participant as provided herein. Awards shall not constitute or be treated as property or as a trust fund of any kind or as capital stock of the Company, stock options or other form of equity or security until they are paid to Participants in the form of Shares.

6.      Payment of Awards.

6.1          Committee Certification.  No Participant shall receive an Award of any Shares under this Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the Performance Measure with respect to the Long-Term Performance Period has in fact been satisfied.  No payments shall be made if the Performance Measure has not been met for the Long-Term Performance Period.  If each of the Performance Measures has been met, the amount of the actual Award will be made pursuant to the provisions of Section

6.2          Award to Participants at End of Long-Term Performance Period. At the end of each Long-Term Performance Period, if each Performance Measure equals or exceeds the threshold set forth in Exhibit A, then each Participant shall receive an Award in accordance with the matrix in Exhibit A. The Award for a Long-Term Performance Period shall be paid to such Participant in Shares during the first three months of the first Fiscal Year commencing after the end of such Long-Term Performance Period.  The conversion of dollar amounts into Shares will be based on the market value of a Share on the first day of the relevant Long-Term Performance Period. Shares will be issued from the Stock Option Plan.

6.3          Change of Control.  Notwithstanding anything to the contrary elsewhere herein, if a Change of Control shall occur, (a) each Long-Term Performance Period that has not yet ended shall end as of the date the Change of Control occurs and Awards shall be calculated for each such Long-Term Performance Period as of such date based on the Company's performance through such date and (b) all Participants who are employed by the Company on the date the Change of Control occurs shall receive a pro rata Award based on such shortened Long-Term Performance Period (or, in the discretion of the Committee, the cash value of such pro rata Award), if any, as soon as practicable. Notwithstanding the foregoing, in the event a Participant has a Termination Event within six months after such Change of Control and such Termination Event is in connection with such Change of Control, then such Participant shall be entitled to an additional Award under this Plan at such time in an amount equal to the excess, if any, of the amount determined pursuant to the preceding sentence (assuming the amount in (a) was calculated based on Superior Target), over the amount determined pursuant to the preceding sentence (assuming the amount in (a) was calculated based on the Company's actual performance.

7.      Forfeiture; Retirement.  Unless otherwise determined by the Committee, a Participant whose employment with the Company terminates for any reason (other than Retirement) prior to the actual payment of the Awards under Section 6.2 above shall forfeit all rights to the Target Award which might otherwise have been granted to him. Unless otherwise determined by the Committee, a Participant whose employment with the Company terminates due to such Participant's Retirement prior to the actual payment of the Awards under Section 6.2 above shall receive a pro rata Award.  Such Award shall be based on the entire Long-Term Performance Period and shall be pro-rated based on the portion of the relevant Long-Term Performance Period during which such Participant was an employee of the Company.  Any such pro rata Award shall be paid during the first three  months of the first Fiscal Year commencing after the end of such Long-Term Performance Period.

Anything herein to the contrary notwithstanding, if at the time of the Participant's separation from service within the meaning of Section 409A of the Code, the Participant is considered a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Participant becomes entitled to under this Plan is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months after the Participant’s separation from service, or (ii) the participant's death.  It is intended that this Plan will be administered in accordance with Section 409A of the Code.

8.      Amendment or Termination of Plan.  The Company may amend or terminate this Plan at any time or from time to time; provided however, that no such amendment or termination shall, without the written consent of the Participants, affect the rights of a Participant in any material adverse way with respect to benefits earned prior to the date of the amendment or termination.

9.      Limitation of Company's Liability. Subject to its obligation to make payments as provided for hereunder, neither the Company nor any person acting on behalf of the Company shall be liable for any act performed or the failure to perform any act with respect to this Plan, except in the event that there has been a judicial determination of willful misconduct on the part of the Company or such person.  The Company is under no obligation to fund any of the payments required to be made hereunder in advance of their actual payment or to establish any reserves with respect to this Plan.  Any benefits which become payable hereunder shall be paid from the general assets of the Company.  No Participant, beneficiary or beneficiaries, shall have any right, other than the right of an unsecured general creditor, against the Company in respect of the benefits to be paid hereunder.

10.                 Withholding of Tax.  Anything to the contrary notwithstanding, all payments of Awards required to be made by the Company hereunder shall be subject to the withholding of such amounts as the Company reasonably may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation.  Withholding can be made in the form of Shares.

11.                 Assignability.  Except as otherwise provided by law, no benefit hereunder shall be assignable, or subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any benefit to be so subject shall be void.

12.                 No Contract for Continuing Services.  This Plan shall not be construed as creating any contract for continued services between the Company and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee of the Company.

13.                 Governing Law. This Plan shall be construed, administered, and enforced in accordance with the laws of the State of Maine.

14.                 Non-Exclusivity.  The Plan does not limit the authority of the Company, the Committee, or any subsidiary of the Company, to grant Awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Measure used under the Plan.

CAMDEN NATIONAL CORPORATION

Witness:	/s/ Tori Coombs	By:	/s/ Greg Dufour
Its CEO and President

		Date:	June 30, 2009

Board Approval:  June 30, 2009